Exhibit 15
November 8, 2011
Sykes Enterprises, Incorporated
400 North Ashley Drive
Tampa, FL 33602
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Sykes Enterprises, Incorporated and subsidiaries for the three and nine month periods ended September 30, 2011 and 2010 and the three month period ended December 31, 2010, as indicated in our report dated November 8, 2011; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, is incorporated by reference in Registration Statement Nos. 333-23681, 333-76629, 333-88359, 333-73260, and 333-125178 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Certified Public Accountants
Tampa, Florida